TIDAL ETF TRUST 485BPOS

Exhibit 99(ixxxvi)

March 25, 2025

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated December 16, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the SP Funds Dow Jones Global Sukuk ETF and the SP Funds S&P 500 Sharia Industry Exclusions ETF, each a series of Tidal ETF Trust (the “Trust”), and our opinion dated December 23, 2020 regarding the sale of an unlimited number of shares of beneficial interest of the SP Funds S&P Global REIT Sharia ETF, a series of the Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.